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                                                                    Exhibit 5.1


                    [LETTERHEAD OF DECHERT PRICE & RHOADS]



                            January 13, 1998


B&G Foods, Inc.
426 Eagle Rock Avenue
Roseland, NJ  07068

                               B&G Foods, Inc.
                    9 5/8% Senior Subordinated Notes due 2007


Dear Sirs:

         We have acted as counsel for B&G Foods, Inc., a Delaware corporation (the "Registrant"), and BGH Holdings, Inc., a Delaware corporation, Bloch & Guggenheimer, Inc., a Delaware corporation, Burns & Ricker, Inc., a Delaware corporation, Trappey's Fine Foods, Inc., a Delaware corporation, Roseland Distribution Company, a Delaware corporation, and RWBV Acquisition Corp., a Delaware corporation, (collectively, the "Guarantors") in connection with the filing by the Registrant and the Guarantors of a Registration Statement on Form S-4, Registration No. 333-39813, together with the amendments thereto (the "Registration Statement"), with the Securities and Exchange Commission for the purpose of registering $120 million aggregate principal amount of the Registrant's 9 5/8% Senior Subordinated Notes due 2007 (the "New Notes") under the Securities Act of 1933, as amended (the "Act"). The New Notes are to be issued in exchange for an equal aggregate principal amount of the Registrant's outstanding 9 5/8% Senior Subordinated Notes due 2007 (the "Existing Notes") pursuant to the Registration Rights Agreement, dated as of August 11, 1997, among the Registrant, the Guarantors, Lehman Brothers, Inc. and Lazard Freres & Co. LLC, which Registration Rights Agreement has been filed as Exhibit 10.1 to the Registration Statement. The New Notes are to be guaranteed (the "Guarantees") by each of the Guarantors, and are to be issued pursuant to the terms of the indenture, dated as of August 11, 1997, (the "Indenture") between the Registrant, the Guarantors, and The Bank of New York as trustee (the "Trustee"), which Indenture has been filed as Exhibit 4.1 to the Registration Statement. The Indenture is to be qualified under the Trust Indenture Act of 1939, as amended (the "TIA").

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B&G Foods, Inc.
January 13, 1998
Page 2

         In connection with the foregoing, we have reviewed such records, documents, agreements and certificates, and examined such questions of law, as we have considered necessary or appropriate for the purpose of this opinion. In making our examination of records, documents, agreements and certificates, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates, and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates. In rendering our opinion, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Registrant and Guarantors.

         We have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legal, valid and binding agreement of the Trustee. In addition, we have assumed that there will be no changes in applicable law between the date of this opinion and the date of issuance and delivery of the New Notes.

         Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that:

    (1) The New Notes have been duly authorized by the Registrant. When (i) the Registration Statement has been declared effective, (ii) the Indenture has been duly qualified under the TIA, (iii) the New Notes have been duly executed by the Registrant, (iv) the New Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture, and (v) the New Notes have been issued and delivered in exchange for the Existing Notes in accordance with the terms set forth in the prospectus included in the Registration Statement, then upon the occurrence of all of the foregoing, the New Notes will be the valid and binding obligations of the Registrant.

    (2) The Guarantees have been duly authorized by each of the Guarantors. When (i) the Registration Statement has been declared effective, (ii) the Indenture has been duly qualified under the TIA, (iii) the New Notes have been duly executed by the Registrant, (iv) the notation of the Guarantees on the New Notes has been duly endorsed by each Guarantor, and (v) the New Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture, then upon the occurrence of all of the foregoing, the

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B&G Foods, Inc.
January 13, 1998
Page 3

Guarantees will be the valid and binding obligations of the Guarantors.

    This opinion is being delivered to the Registrant and the Guarantors in connection with the filing of the Registration Statement and for no other purpose. We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York and, to the extent applicable, to the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus which is included in the Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

         This opinion is not to be used or quoted for any other purpose without our prior written approval.

                             Very truly yours,

                             /s/ DECHERT PRICE & RHOADS